UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2012 (May 3, 2012)

UniTek Global Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West, Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code: (267) 464-1700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On May 9, 2012, UniTek Global Services, Inc. (“UniTek” or the “Company”) announced via press release the Company’s financial results for the fiscal quarter ended March 31, 2012. A copy of the Company’s press release is attached hereto as Exhibit 99.1. The attached exhibit is provided under Item 9.01 of Form 8-K and is furnished to, but not filed with, the Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 3, 2012, pursuant to that certain Credit Agreement (the “Term Loan Agreement”) by and among UniTek, the several banks and other financial institutions or entities from time to time parties to the Term Loan Agreement and FBR Capital Markets LT, Inc., as documentation agent, as syndication agent and as administrative agent, dated as of April 15, 2011, UniTek exercised its right to increase the amount of the $100 million term loan by $20 million (such increased amount, the “Incremental Term Loan”). The interest rate, maturity date and terms of the Term Loan Agreement did not change. The Incremental Term Loan will be used to fund approximately $6.2 million in committed acquisition-related payments and to reduce the outstanding balance under the Company’s revolving credit facility to create incremental liquidity for working capital purposes.

A description of the material terms of the Term Loan Agreement may be found in Item 1.01 of our Current Report on Form 8-K that we filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2011. This description, which is incorporated herein by reference, is qualified in its entirety by reference to the Term Loan Agreement itself, which is filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q that we filed with the SEC on August 16, 2011.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of UniTek Global Services, Inc., dated May 9, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: May 9, 2012	By:	/s/ Ronald J. Lejman
Ronald J. Lejman Co-Manager of the Interim Office of the CEO, Chief Financial Officer and Treasurer

Exhibit List

Exhibit No.	Exhibit Title
99.1	Press Release of UniTek Global Services, Inc., dated May 9, 2012.